Exhibit 99.1

National Commerce Corporation Announces

2018 Fourth Quarter and Fiscal Year End Earnings

BIRMINGHAM, AL (January 22, 2019) (GLOBE NEWSWIRE) -- National Commerce Corporation (Nasdaq: NCOM) (the “Company” or “NCC”), the parent company of National Bank of Commerce, today reported fourth quarter 2018 net income to common shareholders of $10.7 million, compared to $1.0 million for the fourth quarter of 2017. Diluted net earnings per share were $0.51 in the fourth quarter of 2018, compared to $0.59 in the third quarter of 2018 and $0.07 in the fourth quarter of 2017. The 2017 results include a write-down of the Company’s deferred tax asset (“DTA”) due to the enactment of the Tax Cuts and Jobs Act of 2017, which increased income tax expense for the 2017 fourth quarter and full year by $6.2 million. The DTA write-down reduced fourth quarter 2017 diluted net earnings per share by approximately $0.41.

For the year ended December 31, 2018, NCC earned $42.4 million, or $2.21 in diluted net earnings per share, compared to $20.1 million, or $1.41 per diluted share, for the year ended December 31, 2017. The DTA write-down reduced 2017 diluted net earnings per share by approximately $0.44.

NCC’s 2018 fourth quarter and full year results include $2.4 million and $5.4 million, respectively, in after-tax merger- and conversion-related expenses, reducing diluted net earnings per share by approximately $0.11 and $0.28 for the 2018 fourth quarter and full year, respectively. Additionally, the Company recorded additional incentive compensation expense in the fourth quarter totaling $3.8 million, or $0.13 per diluted share after tax, which included payments made to certain executive officers in December 2018 in lieu of equity incentive awards that would otherwise be granted in January 2019 in accordance with the Company’s annual equity grant schedule, which awards will not be granted due to the pending merger with CenterState Bank Corporation (“CenterState”).

“We are pleased to close out 2018 with a quarter of solid growth and profitability,” said Richard Murray, IV, Chairman and Chief Executive Officer. “We are encouraged by the low double-digit growth rate and the consistency in the net interest margin. We are also pleased to experience another quarter and year of low credit losses. We are excited about our pending merger with CenterState and the ability to serve our customers with a broader product set and a larger balance sheet that will result from the merger. Our team is excited about the opportunity, and we remain focused on doing our part to ensure a successful merger and integration.”

Several important measures from the 2018 fourth quarter and full year are as follows:

●

Net Interest Margin (taxable equivalent) of 4.74% for the fourth quarter of 2018 and 4.75% for the year ended December 31, 2018. The fourth quarter 2018 margin increased 0.05%, compared to 4.69% reported for the third quarter of 2018, and increased 0.11%, compared to 4.63% reported for the fourth quarter of 2017. For the year ended December 31, 2018, the margin increased by 0.31% compared to the year ended December 31, 2017. Excluding the impact of accretion income, the 2018 fourth quarter margin was flat compared with the 2018 third quarter. Loan yields and interest-earning asset yields during the fourth quarter of 2018 improved by 0.14% and 0.15%, respectively, from the third quarter of 2018. These earning asset yield improvements were offset by an increase in interest-bearing deposit costs of 0.14% during the fourth quarter of 2018 compared to the third quarter of 2018. Total deposit costs during the fourth quarter of 2018 (including noninterest-bearing deposit balances) increased 0.10% compared to the third quarter of 2018. Fourth quarter 2018 total interest-bearing liability costs increased 0.15% compared to the third quarter of 2018.

●

Return on Average Assets (“ROAA”) of 1.02% for the fourth quarter of 2018, compared to 0.15% for the fourth quarter of 2017. For the year, ROAA was 1.19%, compared to 0.81% in 2017. The 2017 ROAA figures were negatively impacted by the DTA write-down.

●

Return on Average Equity (“ROAE”) of 6.14% for the fourth quarter of 2018, compared to 0.99% for the fourth quarter of 2017. For the year, ROAE was 7.23%, compared to 5.65% in 2017. The 2017 ROAE figures were negatively impacted by the DTA write-down.

●

Return on Average Tangible Common Equity (“ROATCE”) of 10.06% for the fourth quarter of 2018 and 11.47% for the year ended December 31, 2018, compared to 1.41% for the fourth quarter of 2017 and 8.10% for the year ended December 31, 2017. The 2017 ROATCE figures were negatively impacted by the DTA write-down.

●

Fourth quarter and full year 2018 loan growth (excluding mortgage loans held-for-sale) of $87.6 million and $1.18 billion, respectively. The 2018 fourth quarter loan growth represents a 10.8% annualized growth rate. Non-acquired loans grew $178.9 million during the fourth quarter of 2018 and $498.3 million for the year ended December 31, 2018. The full year loan growth figures for 2018 include loans acquired in the Company’s acquisitions of FirstAtlantic Financial Holdings, Inc., Premier Community Bank of Florida and Landmark Bancshares, Inc.

●

Increase in deposits of $100.6 million during the 2018 fourth quarter, representing a 12.0% annualized growth rate, and $1.15 billion for the year ended December 31, 2018. The full year deposit growth figures for 2018 include deposits acquired in the Company’s acquisitions of FirstAtlantic Financial Holdings, Inc., Premier Community Bank of Florida and Landmark Bancshares, Inc.

●

During the fourth quarter of 2018, mortgage production totaled $109.7 million, compared to $121.0 million during the fourth quarter of 2017. For the year ended December 31, 2018, mortgage production volume totaled $490.8 million, compared to $507.6 million during the year ended December 31, 2017. The 2018 mortgage production was negatively impacted by rising rates. For the 2018 fourth quarter, approximately $70 million of production was sold in the secondary market. The mortgage division reported break-even profitability for the fourth quarter of 2018 and pre-tax profit of $360 thousand for the year ended December 31, 2018.

●

The factoring division reported a record quarter and year for revenues and profits. During the fourth quarter of 2018, purchased volume in the factoring division totaled $304.6 million, compared to $267.2 million during the fourth quarter of 2017. For the year ended December 31, 2018, purchase volume totaled $1.21 billion, compared to the $1.03 billion for the year ended December 31, 2017. Factoring net charge-offs were $344 thousand for the year ended December 31, 2018 (less than 0.03% of purchase volume), and the division reported net recoveries of $321 thousand for the fourth quarter of 2018.

●

The Company had a record quarter and full year in the merchant sponsorship business, with 2018 fourth quarter revenue of $835 thousand, bringing 2018 full year merchant sponsorship revenue to $3.0 million.

●

The Company’s tax rate in the 2018 fourth quarter benefited from the exercise of options by employees, net of some non-deductible compensation, resulting in a net reduction in income tax expense of approximately $700 thousand.

●

Increase in non-acquired non-performing assets to $5.7 million, from $1.1 million at September 30, 2018. The increase was almost entirely associated with one commercial borrower that filed Chapter 11 bankruptcy during the fourth quarter of 2018. The loan is secured by real estate with an appraised value in excess of the loan balance. Total nonperforming assets, including acquired nonperforming assets, were 0.37% of loans plus other real estate at December 31, 2018.

●	Annualized net charge-offs of 0.02% of average loans outstanding for the fourth quarter of 2018 and 0.05% for the year ended December 31, 2018.

●

Provision for loan losses of $1.5 million during the fourth quarter of 2018, the same amount recorded during the fourth quarter of 2017. Provision for loan losses for the year ended December 31, 2018 totaled $4.7 million, compared to $3.9 million for the year ended December 31, 2017.

●

At December 31, 2018, the Company’s tier 1 leverage ratio was 10.85%, essentially flat compared to 10.89% at December 31, 2017. At December 31, 2018, the Company’s common equity Tier 1 ratio was 13.10%, an increase of 0.56% from December 31, 2017. At December 31, 2018, total risk-based capital was 14.81%, up 0.44% from December 31, 2017. At December 31, 2018, the Company’s tangible book value per share was $20.63, an increase of $1.58 from $19.05 at December 31, 2017. At December 31, 2018, the Company’s book value per share was $33.57.

A copy of this news release may be accessed by visiting www.nationalbankofcommerce.com, and then clicking on the “Investor Relations” link under the “Learn More” tab located on that webpage. The Company will not host a live audio webcast conference this quarter.

Use of Non-GAAP Financial Measures

Some of the financial measures presented in this press release and included in the accompanying unaudited financial statements are not measures prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include adjusted net earnings per diluted share, return on average assets (excluding merger/conversion-related expenses), return on average tangible common equity (excluding merger/conversion-related expenses), tangible common equity, average tangible common equity, return on average tangible common equity, tangible book value per share, efficiency ratio and operating efficiency ratio. The Company’s management uses the non-GAAP financial measures set forth below in its analysis of the Company’s performance.

●

“Adjusted net earnings per diluted share” is defined as net income to common shareholders adjusted for the after-tax effect of merger/conversion-related expenses during the period divided by diluted shares outstanding.

●

“Return on average assets (excluding merger/conversion-related expenses)” is defined as net income to common shareholders adjusted for the after-tax effect of merger/conversion-related expenses during the period divided by average assets for the period.

●

“Return on average tangible common equity (excluding merger/conversion-related expenses)” is defined as net income to common shareholders adjusted for the after-tax effect of merger/conversion-related expenses during the period divided by average tangible common equity for the period.

The Company’s management believes that these measures provide useful information to management and investors because they eliminate the impact of merger/conversion-related expenses from each period to provide a meaningful comparison to other periods and other companies that might not have this category of expenses. The Company’s management believes that it is appropriate to exclude merger/conversion-related expenses in its presentation because the costs vary based on factors specific to each acquisition and are not indicative of the costs of operating the Company’s core business.

●	“Tangible common equity” is defined as total shareholders’ equity less goodwill, other intangible assets and minority interest not included in intangible assets.

●	“Average tangible common equity” is defined as the average of tangible common equity for the applicable period.

●	“Return on average tangible common equity,” or ROATCE, is defined as net income available to common shareholders divided by average tangible common equity.

●

“Tangible book value per share” is defined as tangible common equity divided by total common shares outstanding. This measure is important to investors interested in changes from period to period in book value per share, exclusive of changes in intangible assets.

The Company’s management believes that these measures, each of which utilizes the concept of tangible common equity rather than total common equity, provide useful information to management and investors because they eliminate the impact of goodwill and other intangible assets created in an acquisition. These measures are commonly used by investors when assessing financial institutions.

●

“Efficiency ratio” is defined as noninterest expense divided by operating revenue (which is equal to net interest income plus noninterest income), excluding one-time gains and losses on sales of securities. This measure is important to investors looking for a measure of efficiency in productivity based on the amount of revenue generated for each dollar spent.

●

“Operating efficiency ratio” is defined as noninterest expense divided by operating revenue, excluding one-time gains and losses on sales of securities and one-time gains and expenses related to merger and acquisition activities. This measure is important to investors looking for a measure of efficiency in productivity based on the amount of revenue generated for each dollar spent.

The Company’s management believes that these non-GAAP financial measures provide useful information to management and investors that is supplementary to the Company’s financial condition, results of operations and cash flows computed in accordance with GAAP; however, the Company acknowledges that these non-GAAP financial measures have a number of limitations. As such, the Company cautions readers that these disclosures should not be viewed as a substitute for results determined in accordance with GAAP, and that these disclosures are not necessarily comparable to non-GAAP financial measures that other companies use. These non-GAAP financial measures exclude various items detailed in the attached “Non-GAAP Reconciliation.”

About National Commerce Corporation

National Commerce Corporation (Nasdaq: NCOM), a Delaware corporation, is a financial holding company headquartered in Birmingham, Alabama.  Its wholly-owned subsidiary, National Bank of Commerce, provides a broad array of financial services for commercial and consumer customers through seven full-service banking offices in Alabama, twenty-four full-service banking offices in Florida and five full-service banking offices in the Atlanta, Georgia metro area.  National Bank of Commerce conducts business under a number of trade names unique to its local markets, including United Legacy Bank, Reunion Bank of Florida, Private Bank of Buckhead, Private Bank of Decatur, PrivatePlus Mortgage, Patriot Bank, FirstAtlantic Bank, Premier Community Bank of Florida and First Landmark Bank.

Additionally, National Bank of Commerce owns a majority stake in Corporate Billing, LLC, a transaction-based finance company headquartered in Decatur, Alabama that provides factoring, invoicing, collection and accounts receivable management services to transportation companies and automotive parts and service providers throughout the United States and parts of Canada.

National Commerce Corporation files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.nationalbankofcommerce.com. More information about National Commerce Corporation and National Bank of Commerce may be obtained at www.nationalbankofcommerce.com.

Forward-Looking Statements

Certain statements contained in this press release that are not statements of historical fact constitute forward-looking statements for which NCC claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in NCC’s future filings with the SEC, in press releases and in oral and written statements made by NCC or with NCC’s approval that are not statements of historical fact and that constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (a) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (b) statements of NCC’s plans, objectives and expectations or those of its management or Board of Directors, including those relating to the pending merger with CenterState; (c) statements of future economic performance; and (d) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to various risks and uncertainties, including those risks and uncertainties described under the heading “Risk Factors” in NCC’s Annual Report on Form 10-K for the year ended December 31, 2017, and described in any subsequent reports that NCC has filed with the SEC. With respect to the pending merger with CenterState, these risks include, among others: (1) the risk that the cost savings and any revenue synergies from the merger may not be realized or take longer than anticipated to be realized; (2) disruption from the merger with customers, suppliers, employees or other business partners; (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (4) the risk of successful integration of NCC’s businesses into CenterState; (5) the failure to obtain required governmental approvals of the merger; (6) the failure to obtain the necessary stockholder approvals in connection with the merger; (7) the amount of the costs, fees, expenses and charges related to the merger; (8) reputational risk and the reaction of each company’s customers, suppliers, employees or other business partners to the merger; (9) the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing the merger; (10) the risk that the integration of NCC’s operations into the operations of CenterState will be materially delayed or will be more costly or difficult than expected; (11) the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; and (12) general competitive, economic, political and market conditions. There are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in forward-looking statements, and these forward-looking statements should not be relied upon as predictions of future events. NCC undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. In that respect, NCC cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

Additional Information About the Merger with CenterState and Where to Find It

CenterState has filed a registration statement on Form S-4 with the SEC to register the shares of CenterState’s common stock that will be issued to NCC’s stockholders in connection with the proposed merger. The registration statement includes a joint proxy statement of CenterState and NCC and a prospectus of CenterState. A definitive joint proxy statement-prospectus will be sent to the stockholders of each of CenterState and NCC in connection with the proposed merger.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND DEFINITIVE JOINT PROXY STATEMENT-PROSPECTUS WHEN IT BECOMES AVAILABLE (AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION OR INCORPORATED BY REFERENCE INTO THE JOINT PROXY STATEMENT-PROSPECTUS) BECAUSE SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC on its website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by CenterState on its website at www.centerstatebanks.com and by NCC on its website at www.nationalbankofcommerce.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Before making any voting or investment decision, investors and security holders of CenterState and NCC are urged to read carefully the entire registration statement and joint proxy statement-prospectus when it becomes available, including any amendments thereto, because such documents will contain important information about the proposed transaction. Free copies of these documents may be obtained as described above.

CenterState, NCC and certain of their directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of each of CenterState and NCC in connection with the proposed merger.  Information regarding the directors and executive officers of CenterState and NCC and other persons who may be deemed participants in the solicitation of the stockholders of CenterState or of NCC in connection with the proposed merger will be included in the joint proxy statement-prospectus for each of CenterState’s and NCC’s special meeting of stockholders, which will be filed by CenterState and NCC with the SEC. Information about the directors and officers of CenterState and their ownership of CenterState common stock can also be found in CenterState’s definitive proxy statement in connection with its 2018 annual meeting of stockholders, as filed with the SEC on March 12, 2018, and other documents subsequently filed by CenterState with the SEC. Information about the directors and officers of NCC and their ownership of NCC common stock can also be found in NCC’s definitive proxy statement in connection with its 2018 annual meeting of stockholders, as filed with the SEC on April 20, 2018, and other documents subsequently filed by NCC with the SEC. Additional information regarding the interests of such participants will be included in the joint proxy statement-prospectus and other relevant documents regarding the merger filed with the SEC when they become available.

Contact:

National Commerce Corporation

William E. Matthews, V	Lowell Womack, Jr.
President and Chief Financial Officer	Director of Financial Reporting
(205) 313-8100	(205) 313-8100

NATIONAL COMMERCE CORPORATION
Unaudited Financial Highlights
(In thousands, except share and per share amounts and percentages or as otherwise noted)

	For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
Earnings Summary
Interest income	$51,430	$46,195	$37,713	$36,320	$30,224
Interest expense	7,533	6,174	4,310	3,420	2,824
Net interest income	43,897	40,021	33,403	32,900	27,400
Provision for loan losses	1,548	1,001	856	1,318	1,478
Gain (loss) on sale of securities	-	-	2	191	(119)
Other noninterest income (1)	5,130	4,768	4,673	4,517	4,744
Merger/conversion-related expenses (2)	2,810	897	542	2,396	1,172
Additional incentive compensation expenses (3)	3,776	-	-	-	-
Other noninterest expense (4)	26,799	26,199	22,077	21,579	17,838
Income before income taxes	14,094	16,692	14,603	12,315	11,537
Income tax expense	2,672	4,040	3,303	2,776	3,890
Deferred tax asset write-down	-	-	-	-	6,231
Total income tax expense	2,672	4,040	3,303	2,776	10,121
Net income before minority interest	11,422	12,652	11,300	9,539	1,416
Net income attributable to minority interest	721	676	616	456	413
Net income to common shareholders	$10,701	$11,976	$10,684	$9,083	$1,003

Weighted average common and diluted shares outstanding
Basic	20,676,626	19,838,772	17,236,525	17,209,551	14,783,597
Diluted	21,169,085	20,360,770	17,642,926	17,612,298	15,173,984

Net earnings per common share
Basic	$0.52	$0.60	$0.62	$0.53	$0.07
Diluted	$0.51	$0.59	$0.61	$0.52	$0.07

Adjusted net earnings per diluted share (excluding merger/conversion-related expenses)	$0.62	$0.63	$0.63	$0.62	$0.12

	December 31,	September 30,	June 30,	March 31,	December 31,
Selected Performance Ratios	2018	2018	2018	2018	2017
Return on average assets (ROAA) (5)	1.02%	1.23%	1.36%	1.18%	0.15%
ROAA (excluding merger/conversion-related expenses)	1.24	1.31	1.42	1.42	0.28
Return on average equity (ROAE)	6.14	7.40	8.39	7.35	0.99
Return on average tangible common equity (ROATCE)	10.06	12.09	12.73	11.27	1.41
ROATCE (excluding merger/conversion-related expenses)	12.28	12.85	13.26	13.54	2.55
Net interest margin - taxable equivalent	4.74	4.69	4.77	4.80	4.63
Efficiency ratio	68.10	60.50	59.40	64.08	59.14
Operating efficiency ratio (4)	62.36	58.49	57.98	57.67	55.49
Noninterest income / average assets (annualized)	0.49	0.49	0.60	0.59	0.72
Noninterest expense / average assets (annualized)	2.82	2.78	2.88	3.12	2.88
Yield on loans	5.88	5.74	5.74	5.66	5.45
Cost of total deposits	0.80%	0.70%	0.60%	0.47%	0.43%

	December 31,	September 30,	June 30,	March 31,	December 31,
Factoring Metrics	2018	2018	2018	2018	2017
Recourse purchased volume	$129,388	$132,531	$127,680	$115,970	$108,628
Non-recourse purchased volume	175,220	182,742	181,835	167,015	158,565
Total purchased volume	$304,608	$315,273	$309,515	$282,985	$267,193
Average turn (days)	44.79	44.56	42.85	42.25	43.59
Net (recoveries) charge-offs / total purchased volume	(0.11)%	0.03%	0.06%	0.14%	0.18%
Average discount rate	1.53%	1.64%	1.63%	1.64%	1.59%

	December 31,	September 30,	June 30,	March 31,	December 31,
Mortgage Metrics	2018	2018	2018	2018	2017
Total production ($)	$109,740	$116,540	$149,640	$114,850	$120,969
Refinance (%)	31.4%	23.4%	17.0%	27.8%	22.1%
Purchases (%)	68.6%	76.6%	83.0%	72.2%	77.9%

NATIONAL COMMERCE CORPORATION
Unaudited Financial Highlights
(In thousands, except share and per share amounts and percentages or as otherwise noted)

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
Balance Sheet Highlights	2018	2018	2018	2018	2017
Cash and cash equivalents	$217,130	$200,291	$217,773	$132,825	$235,288
Total investment securities	212,561	211,182	161,542	169,868	111,396
Mortgage loans held-for-sale	15,031	15,533	24,455	21,077	29,191
Acquired purchased credit-impaired loans	39,536	40,922	26,942	29,359	25,696
Acquired non-purchased credit-impaired loans	1,198,058	1,262,636	714,359	783,556	538,276
Nonacquired loans held for investment (6)	1,953,685	1,774,835	1,614,376	1,531,475	1,455,376
CBI loans (factoring receivables)	126,686	151,985	141,455	136,194	118,710
Total gross loans held for investment	3,317,965	3,230,378	2,497,132	2,480,584	2,138,058
Allowance for loan losses	18,176	16,759	15,997	15,839	14,985
Total intangibles	267,984	269,297	173,590	174,225	117,849
Total assets	4,210,541	4,103,345	3,214,367	3,113,766	2,737,676
Total deposits	3,432,289	3,331,682	2,643,713	2,551,517	2,285,831
FHLB advances	2,000	2,000	7,000	7,000	7,000
Securities sold under agreements to repurchase	18,851	18,340	-	-	-
Subordinated debt	37,235	37,211	24,580	24,567	24,553
Total liabilities	3,513,483	3,418,534	2,697,563	2,608,040	2,337,718
Minority interest	7,655	7,611	7,551	7,391	7,348
Common stock	208	206	172	172	148
Total shareholders' equity	697,058	684,811	516,804	505,726	399,958
Tangible common equity	$428,353	$414,837	$342,597	$331,044	$281,695
End of period common shares outstanding	20,762,084	20,649,948	17,246,659	17,229,043	14,788,436

	As of and For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
Asset Quality Analysis	2018	2018	2018	2018	2017
Nonacquired
Nonaccrual loans	$4,807	$231	$294	$367	$82
Other real estate and repossessed assets	75	340	340	-	-
Loans past due 90 days or more and still accruing	818	484	408	723	677
Total nonacquired nonperforming assets	$5,700	$1,055	$1,042	$1,090	$759

Acquired
Nonaccrual loans	$5,612	$4,050	$2,461	$2,412	$2,640
Other real estate and repossessed assets	899	999	999	999	1,094
Loans past due 90 days or more and still accruing	-	-	-	-	-
Total acquired nonperforming assets	$6,511	$5,049	$3,460	$3,411	$3,734

Selected asset quality ratios
Nonperforming assets / Assets	0.29%	0.15%	0.14%	0.14%	0.16%
Nonperforming assets / (Loans + OREO + repossessed assets)	0.37	0.19	0.18	0.18	0.21
Net charge-offs (recoveries) to average loans (annualized)	0.02	0.03	0.11	0.08	0.14
Allowance for loan losses to total loans	0.55	0.52	0.64	0.64	0.70
Nonacquired nonperforming assets / (Nonacquired loans + nonacquired OREO + nonacquired repossessed assets) (6)	0.29	0.06	0.06	0.07	0.05
Allowance for loan losses / (Nonacquired nonaccrual loans + nonacquired loans past due 90 days or more and still accruing)	323.13	2,343.92	2,278.77	1,453.12	1,974.31

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
Additional Information - Allowance for Loan Losses	2018	2018	2018	2018	2017
Allowance for loan losses excluding CBI loans (factoring receivables)	17,576	16,159	15,397	15,239	14,385
Nonacquired loans held for investment (6)	1,953,685	1,774,835	1,614,376	1,531,475	1,455,376
Allowance for loan losses allocated to CBI loans (factoring receivables)	600	600	600	600	600
CBI loans (factoring receivables)	126,686	151,985	141,455	136,194	118,710

NATIONAL COMMERCE CORPORATION
Unaudited Financial Highlights
(In thousands, except share and per share amounts and percentages or as otherwise noted)

	For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
Taxable Equivalent Yields/Rates	2018	2018	2018	2018	2017
Interest income:
Loans	5.88%	5.74%	5.74%	5.66%	5.45%
Mortgage loans held-for-sale	4.68	4.92	3.71	4.85	2.96
Interest on securities:
Taxable	3.45	3.10	3.14	3.11	3.09
Non-taxable	4.07	4.01	4.23	4.06	4.81
Cash balances in other banks	2.27	2.13	1.80	1.55	1.37
Funds sold	-	-	-	1.38	-
Total interest-earning assets	5.56	5.41	5.38	5.29	5.10

Interest expense:
Interest on deposits	1.11	0.97	0.84	0.67	0.62
Interest on FHLB advances	4.17	2.98	4.13	4.11	4.02
Interest on securities sold under agreements to repurchase	1.48	1.07	-	-	-
Interest on subordinated debt	6.50	6.47	6.30	6.41	6.27
Total interest-bearing liabilities	1.20	1.05	0.93	0.76	0.73
Net interest spread	4.36	4.36	4.45	4.53	4.37
Net interest margin	4.74%	4.69%	4.77%	4.80%	4.63%

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
Shareholders' Equity and Capital Ratios
Tier 1 leverage ratio	10.85%	11.40%	11.24%	10.98%	10.89%
Common equity tier 1 capital ratio	13.10	13.03	13.43	13.03	12.54
Tier 1 risk-based capital ratio	13.10	13.03	13.43	13.03	12.54
Total risk-based capital ratio	14.81	14.74	15.06	14.66	14.37
Equity / Assets	16.56	16.69	16.08	16.24	14.61
Tangible common equity to tangible assets	10.86%	10.82%	11.27%	11.26%	10.75%
Book value per share	$33.57	$33.16	$29.97	$29.35	$27.05
Tangible book value per share	$20.63	$20.09	$19.86	$19.21	$19.05

	For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
Detail of Noninterest Income
Service charges and fees on deposit accounts	$1,165	$1,166	$1,029	$1,012	$733
Mortgage origination and fee income	1,882	1,825	2,262	1,895	2,450
Merchant sponsorship revenue	835	749	675	720	592
Income from bank-owned life insurance	340	323	276	286	210
Wealth management fees	27	16	15	15	11
(Loss) gain on sale of other real estate	(83)	-	(32)	171	(66)
Gain (loss) on sale of investments	-	-	2	191	(119)
Other noninterest income	964	689	448	418	814
Total noninterest income	$5,130	$4,768	$4,675	$4,708	$4,625

	For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
Detail of Noninterest Expense
Salaries and employee benefits	$18,872	$14,336	$12,498	$12,460	$10,016
Commission-based compensation	1,753	1,876	1,825	1,501	1,700
Occupancy and equipment, net	2,536	2,439	2,025	1,994	1,649
Data processing expenses	2,520	1,820	1,369	3,356	1,437
Advertising and marketing expenses	340	296	361	268	349
Legal fees	1,001	384	496	160	219
FDIC insurance assessments	265	267	226	281	145
Property and casualty insurance premiums	217	232	251	224	253
Accounting and audit expenses	328	388	332	335	209
Consulting and other professional expenses	1,450	1,347	568	538	888
Telecommunications expenses	350	295	227	229	217
ORE, Repo asset and other collection expenses	80	61	71	69	75
Core deposit intangible amortization	1,466	1,306	738	739	393
Other noninterest expense	2,207	2,049	1,632	1,821	1,460
Total noninterest expense	$33,385	$27,096	$22,619	$23,975	$19,010

NATIONAL COMMERCE CORPORATION
Unaudited Financial Highlights
(In thousands, except share and per share amounts and percentages or as otherwise noted)

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
Non-GAAP Reconciliation	2018	2018	2018	2018	2017
Total shareholders' equity	$697,058	$684,811	$516,804	$505,726	$399,958
Less: intangible assets	267,984	269,297	173,590	174,225	117,849
Less: minority interest not included in intangible assets	721	677	617	457	414
Tangible common equity	$428,353	$414,837	$342,597	$331,044	$281,695
Common shares outstanding at year or period end	20,762,084	20,649,948	17,246,659	17,229,043	14,788,436
Tangible book value per share	$20.63	$20.09	$19.86	$19.21	$19.05
Total assets at end of period	$4,210,541	$4,103,345	$3,214,367	$3,113,766	$2,737,676
Less: intangible assets	267,984	269,297	173,590	174,225	117,849
Adjusted total assets at end of period	$3,942,557	$3,834,048	$3,040,777	$2,939,541	$2,619,827
Tangible common equity to tangible assets	10.86%	10.82%	11.27%	11.26%	10.75%

	For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
Non-GAAP Reconciliation
Net income to common shareholders	$10,701	$11,976	$10,684	$9,083	$1,003
Plus: merger/conversion-related expenses (net of tax)	2,353	752	445	1,826	815
Adjusted net income to common shareholders	$13,054	$12,728	$11,129	$10,909	$1,818
Net earnings per common share	$0.51	$0.59	$0.61	$0.52	$0.07
Effect to adjust for merger/conversion-related expenses (net of tax)	0.11	0.04	0.02	0.10	0.05
Adjusted net earnings per diluted share	$0.62	$0.63	$0.63	$0.62	$0.12
Total average shareholders' equity	$690,986	$642,367	$510,958	$500,901	$402,317
Less: average intangible assets	268,619	248,900	173,953	173,766	119,415
Less: average minority interest not included in intangible assets	465	435	366	326	357
Average tangible common equity	$421,902	$393,032	$336,639	$326,809	$282,545
Net income to common shareholders	10,701	11,976	10,684	9,083	1,003
Return on average tangible common equity (ROATCE)	10.06%	12.09%	12.73%	11.27%	1.41%
Return on average tangible common equity	10.06%	12.09%	12.73%	11.27%	1.41%
Effect of merger/conversion-related expenses (net of tax)	2.22	0.76	0.53	2.27	1.14
ROATCE (excluding merger/conversion-related expenses)	12.28%	12.85%	13.26%	13.54%	2.55%
Return on average assets	1.02%	1.23%	1.36%	1.18%	0.15%
Effect of merger/conversion-related expenses (net of tax)	0.22	0.08	0.06	0.24	0.12
ROAA (excluding merger/conversion related-expenses)	1.24%	1.31%	1.42%	1.42%	0.28%
Efficiency ratio:
Net interest income	$43,897	$40,021	$33,403	$32,900	$27,400
Total noninterest income	5,130	4,768	4,675	4,708	4,625
Less: Gain (loss) on sale of securities	-	-	2	191	(119)
Operating revenue	$49,027	$44,789	$38,076	$37,417	$32,144
Expenses:
Total noninterest expenses	$33,385	$27,096	$22,619	$23,975	$19,010
Efficiency ratio	68.10%	60.50%	59.40%	64.08%	59.14%
Operating efficiency ratio:
Net interest income	$43,897	$40,021	$33,403	$32,900	$27,400
Total noninterest income	5,130	4,768	4,675	4,708	4,625
Less: Gain (loss) on sale of securities	-	-	2	191	(119)
Operating revenue	$49,027	$44,789	$38,076	$37,417	$32,144
Expenses:
Total noninterest expenses	$33,385	$27,096	$22,619	$23,975	$19,010
Less: merger/conversion-related expenses	2,810	897	542	2,396	1,172
Adjusted noninterest expenses	$30,575	$26,199	$22,077	$21,579	$17,838
Operating efficiency ratio	62.36%	58.49%	57.98%	57.67%	55.49%

(1) Excludes securities gains
(2) After-tax impact of merger/conversion-related expenses of $2,353, $752, $445, $1,826 and $815, respectively, for the periods presented
(3) After-tax impact of additional compensation expenses of $2,823 shown in three months ended December 2018
(4) Excludes merger/conversion-related expenses
(5) Net income to common shareholders / average assets
(6) Excludes CBI loans (factoring receivables)

NATIONAL COMMERCE CORPORATION
Unaudited Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31, 2018	December 31, 2017
Assets
Cash and due from banks	$50,628	$36,246
Interest-bearing deposits with banks	166,502	199,042
Cash and cash equivalents	217,130	235,288
Investment securities held-to-maturity (fair value of $24,821 and $25,932 at December 31, 2018 and December 31, 2017, respectively)	25,045	25,562
Investment securities available-for-sale	187,516	85,834
Other investments	16,946	11,350
Mortgage loans held-for-sale	15,031	29,191
Loans, net of unearned income	3,317,965	2,138,058
Less: allowance for loan losses	18,176	14,985
Loans, net	3,299,789	2,123,073
Premises and equipment, net	86,658	52,455
Accrued interest receivable	10,348	6,157
Bank-owned life insurance	55,114	31,584
Other real estate	974	1,094
Deferred tax assets, net	17,405	12,041
Goodwill	249,612	113,394
Core deposit intangible, net	18,372	4,455
Other assets	10,601	6,198
Total assets	$4,210,541	$2,737,676

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing demand	$929,820	$697,144
Interest-bearing demand	692,725	362,266
Savings and money market	1,315,337	951,846
Time	494,407	274,575
Total deposits	3,432,289	2,285,831
Federal Home Loan Bank advances	2,000	7,000
Securities sold under agreements to repurchase	18,851	-
Subordinated debt	37,235	24,553
Accrued interest payable	1,437	900
Other liabilities	21,671	19,434
Total liabilities	3,513,483	2,337,718

Shareholders’ equity:
Preferred stock, 250,000 shares authorized, no shares issued or outstanding	-	-
Common stock, $0.01 par value, 30,000,000 shares authorized, 20,762,084 and 14,788,436 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	208	148
Additional paid-in capital	604,965	347,999
Retained earnings	86,433	43,989
Accumulated other comprehensive (loss) income	(2,203)	474
Total shareholders' equity attributable to National Commerce Corporation	689,403	392,610
Noncontrolling interest	7,655	7,348
Total shareholders' equity	697,058	399,958
Total liabilities and shareholders' equity	$4,210,541	$2,737,676

NATIONAL COMMERCE CORPORATION
Unaudited Consolidated Statements of Earnings
(In thousands, except share and per share data)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Interest and dividend income:
Interest and fees on loans	$48,505	$28,834	$162,332	$104,194
Interest and dividends on taxable investment securities	1,776	756	5,654	2,627
Interest on non-taxable investment securities	181	191	751	783
Interest on interest-bearing deposits and federal funds sold	968	443	2,921	2,187
Total interest income	51,430	30,224	171,658	109,791
Interest expense:
Interest on deposits	6,831	2,365	19,205	8,530
Interest on FHLB advances	21	71	190	283
Interest on securities sold under agreements to repurchase	71	-	121	1
Interest on subordinated debt	610	388	1,921	1,553
Total interest expense	7,533	2,824	21,437	10,367
Net interest income	43,897	27,400	150,221	99,424
Provision for loan losses	1,548	1,478	4,723	3,894
Net interest income after provision for loan losses	42,349	25,922	145,498	95,530
Other income:
Service charges and fees on deposit accounts	1,165	733	4,372	2,711
Mortgage origination and fee income	1,882	2,450	7,864	11,529
Merchant sponsorship revenue	835	592	2,979	2,560
Income from bank-owned life insurance	340	210	1,225	855
Wealth management fees	27	11	73	47
Gain (loss) on other real estate	(83)	(66)	56	44
Gain on sale of investment securities available-for-sale	-	(119)	193	(91)
Other	964	814	2,519	2,056
Total other income	5,130	4,625	19,281	19,711
Other expense:
Salaries and employee benefits	18,872	10,016	58,166	39,556
Commission-based compensation	1,753	1,700	6,955	6,855
Occupancy and equipment, net	2,536	1,649	8,994	6,209
Core deposit intangible amortization	1,466	393	4,249	1,455
Other operating expense	8,758	5,252	28,711	19,120
Total other expense	33,385	19,010	107,075	73,195
Earnings before income taxes	14,094	11,537	57,704	42,046
Income tax expense	2,672	10,121	12,791	20,071
Net earnings	11,422	1,416	44,913	21,975
Less: Net earnings attributable to noncontrolling interest	721	413	2,469	1,907
Net earnings attributable to National Commerce Corporation	$10,701	$1,003	$42,444	$20,068

Weighted average common and diluted shares outstanding
Basic	20,676,626	14,783,597	18,753,066	13,800,595
Diluted	21,169,085	15,173,984	19,230,190	14,193,433

Basic earnings per common share	$0.52	$0.07	$2.26	$1.45
Diluted earnings per common share	$0.51	$0.07	$2.21	$1.41

NATIONAL COMMERCE CORPORATION
Average Balance Sheets and Net Interest Analysis

	For the Three Months Ended
(Dollars in thousands)	December 31, 2018			September 30, 2018			June 30, 2018			March 31, 2018			December 31, 2017
Interest-earning assets	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Loans	$3,263,797	$48,332	5.88%	$3,002,640	$43,459	5.74%	$2,480,578	$35,501	5.74%	$2,451,352	$34,220	5.66%	$2,091,443	$28,704	5.45%
Mortgage loans held-for-sale	14,909	176	4.68	18,935	235	4.92	23,247	215	3.71	17,402	208	4.85	18,237	136	2.96
Securities:
Taxable securities	204,498	1,776	3.45	191,157	1,496	3.10	155,062	1,212	3.14	152,748	1,170	3.11	97,175	756	3.09
Tax-exempt securities	23,595	242	4.07	25,102	254	4.01	24,393	257	4.23	25,169	252	4.06	25,005	303	4.81
Cash balances in other banks	169,235	968	2.27	152,715	818	2.13	132,868	596	1.80	138,358	529	1.55	128,606	443	1.37
Funds sold	-	-	0.00	-	-	0.00	-	-	0.00	2,946	10	1.38	-	-	0.00
Total interest-earning assets	3,676,034	$51,494	5.56	3,390,549	$46,262	5.41	2,816,148	$37,781	5.38	2,787,975	$36,389	5.29	2,360,466	$30,342	5.10
Noninterest-earning assets	485,083			475,094			333,297			328,605			255,239
Total assets	$4,161,117			$3,865,643			$3,149,445			$3,116,580			$2,615,705

Interest-bearing liabilities
Interest-bearing transaction accounts	$605,295	$984	0.64%	$644,863	$877	0.54%	$517,769	$632	0.49%	$423,537	$322	0.31%	$331,876	$277	0.33%
Savings and money market deposits	1,311,434	3,893	1.18	1,162,707	3,114	1.06	975,986	2,182	0.90	1,038,751	1,816	0.71	884,660	1,381	0.62
Time deposits	520,994	1,954	1.49	470,211	1,570	1.32	342,890	1,038	1.21	327,011	823	1.02	285,669	707	0.98
Federal Home Loan Bank	2,000	21	4.17	3,467	26	2.98	7,000	72	4.13	7,000	71	4.11	7,000	71	4.02
Securities sold under agreements to repurchase	19,041	71	1.48	18,457	50	1.07	-	-	0.00	-	-	0.00	381	-	0.00
Subordinated debt	37,235	610	6.50	32,950	537	6.47	24,574	386	6.30	24,560	388	6.41	24,547	388	6.27
Total interest-bearing liabilities	2,495,999	$7,533	1.20	2,332,655	$6,174	1.05	1,868,219	$4,310	0.93	1,820,859	$3,420	0.76	1,534,133	$2,824	0.73
Noninterest-bearing deposits	946,572			866,974			746,940			772,358			657,786
Total funding sources	3,442,571			3,199,629			2,615,159			2,593,217			2,191,919
Noninterest-bearing liabilities	27,560			23,647			23,328			22,462			21,469
Shareholders' equity	690,986			642,367			510,958			500,901			402,317
	$4,161,117			$3,865,643			$3,149,445			$3,116,580			$2,615,705
Net interest rate spread			4.36%			4.36%			4.45%			4.53%			4.37%
Net interest income/margin (taxable equivalent)		43,961	4.74%		40,088	4.69%		33,471	4.77%		32,969	4.80%		27,518	4.63%
Tax equivalent adjustment		64			67			68			69			118
Net interest income/margin		$43,897	4.74%		$40,021	4.68%		$33,403	4.76%		$32,900	4.79%		$27,400	4.61%

NATIONAL COMMERCE CORPORATION
Average Balance Sheets and Net Interest Analysis

	For the Twelve Months Ended
(Dollars in thousands)	December 31, 2018			December 31, 2017
Interest-earning assets	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Loans	$2,802,374	$161,512	5.76%	$1,918,634	$103,539	5.40%
Mortgage loans held for sale	18,617	834	4.48	18,779	679	3.62
Securities:
Taxable securities	176,050	5,654	3.21	89,492	2,627	2.94
Tax-exempt securities	24,562	1,005	4.09	25,420	1,243	4.89
Cash balances in other banks	148,391	2,911	1.96	198,689	2,187	1.10
Funds sold	726	10	1.38	-	-	0.00
Total interest-earning assets	3,170,720	$171,926	5.42	2,251,014	$110,275	4.90
Non-interest earning assets	406,140			230,482
Total assets	$3,576,860			$2,481,496

Interest-bearing liabilities
Interest-bearing transactions accounts	$548,630	$2,815	0.51%	$330,057	$944	0.29%
Savings and money market deposits	1,123,078	11,005	0.98	834,664	4,848	0.58
Time deposits	415,958	5,385	1.29	288,851	2,738	0.95
Federal Home Loan Bank advances	4,849	190	3.92	7,000	283	4.04
Securities sold under agreements to repurchase	9,452	121	1.28	651	1	0.15
Subordinated debt	29,873	1,921	6.43	24,527	1,553	6.33
Total interest-bearing liabilities	2,131,840	$21,437	1.01	1,485,750	$10,367	0.70
Non-interest bearing deposits	833,781			621,819
Total funding sources	2,965,621			2,107,569
Non-interest bearing liabilities	24,262			18,549
Shareholders' equity	586,977			355,378
	$3,576,860			$2,481,496
Net interest rate spread			4.41%			4.20%
Net interest income/margin (taxable equivalent)		150,489	4.75%		99,908	4.44%
Tax equivalent adjustment		268			484
Net interest income/margin		$150,221	4.74%		$99,424	4.42%